Exhibit 99.2

news release

Encana Completes Reorganization and Establishes Corporate Domicile in the U.S.

Company to begin trading on NYSE and TSX as Ovintiv on January 27, 2020

CALGARY, January 24, 2020 — Encana Corporation (NYSE, TSX: ECA) announced today they have completed a previously announced series of reorganization transactions (collectively, the “Reorganization”), resulting in the company: (i) establishing its corporate domicile in the U.S.; (ii) rebranding under the name Ovintiv Inc. (“Ovintiv”); and (iii) completing a consolidation and share exchange for effectively one share of common stock of Ovintiv for every five common shares of Encana. The Company received very strong securityholder support with more than 90% of votes cast in favor of the Reorganization.

Pursuant to the Reorganization, registered holders of Encana will be entitled to receive their shares of Ovintiv by submitting a properly completed Letter of Transmittal. The Letter of Transmittal was previously mailed to registered Encana shareholders and is also available on Encana’s website at www.encana.com, on Encana’s SEDAR profile at www.sedar.com and on the SEC website at www.sec.gov. Beneficial shareholders of Encana will receive their shares of common stock of Ovintiv through the broker, financial institution or other nominee through which their common shares of Encana are held.

The shares of common stock of Ovintiv will begin trading on the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”) at the opening of trading January 27, 2020, and will trade under the symbol “OVV” on a post-consolidation basis. The common shares of Encana will be suspended from trading on the NYSE and the TSX prior to the opening of trading January 27, 2020.

Financial and Legal Advisors

Citi acted as financial advisors to Encana. Blake, Cassels & Graydon LLP acted as Canadian corporate counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as U.S. corporate counsel, Felesky Flynn LLP acted as Canadian tax counsel and Osler, Hoskin & Harcourt LLP, acted as U.S. tax counsel to Encana.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. FLS include: the anticipated benefits of the Reorganization that includes, among other things, the U.S. domestication; and expectations with respect to de-listing of the Encana common shares from the NYSE and TSX. FLS involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. Risks and uncertainties include: risks that the description of the transactions in external communications may not properly reflect the underlying legal and tax principles of the reorganization; and other risks and uncertainties as described in Encana’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR. Although Encana believes such FLS are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date hereof and, except as required by law, Encana undertakes no obligation to update or revise any FLS.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: (281) 210-5110 (403) 645-3550	Media contact: (281) 210-5253

SOURCE: Encana Corporation

Encana Corporation	1